Columbia Funds Series Trust I - Annual N-SAR report for the period ending 9/30/09

Columbia Asset Allocation Fund
Columbia Contrarian Core Fund
Columbia Disciplined Value Fund
Columbia Dividend Income Fund
Columbia Large Cap Growth Fund
Columbia Liberty Fund
Columbia Small Cap Core Fund
(the "Funds", each a "Fund")


77B Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust I:

In planning and performing our audits of the financial statements of Columbia Dividend Income Fund, Columbia Liberty Fund, Columbia Asset Allocation Fund, Columbia Disciplined Value Fund, Columbia Contrarian Core Fund, Columbia Large Cap Growth Fund, and Columbia Small Cap Core Fund (each fund a series of Columbia Funds Series Trust I and hereafter referred to as the "Funds") as of and for the period ended September 30, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that
(1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2009.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
November 20, 2009


Item 77D/77Q1(b) Policies with respect to security investments
On August 24, 2009, a Form Type 497, Accession No. 0001193125-09-180429,
 which included a supplement to the prospectuses with respect to Columbia Asset Allocation Fund, a series of Columbia Funds Series Trust I, was filed with the SEC.

The supplement to the prospectuses included a revision to the Principal Investment Strategies, as outlined below:

1) The first paragraph of the section of the prospectuses captioned "Principal Investment Strategies" is deleted in its entirety and replaced with the following:

Under normal circumstances, the Fund invests in a mix of equity and debt securities, including Treasury Inflation Protected Securities (TIPS), as well as other instruments, such as commodity-related derivative instruments, futures, exchange traded funds (ETFs) and third party-advised mutual funds. The Advisor uses asset allocation as its principal investment approach. The
Advisor:

allocates the Fund's assets among asset class categories based on the historical and projected returns for each asset class.

chooses investments within each asset class category - including large-, middle- and small- capitalization growth and value equity securities, foreign securities, and investment grade, below investment grade and non-investment grade debt securities, including TIPS - and the amount that will be allocated to each asset class and investment, based on each asset class category's historical returns and expected performance.

may choose ETFs and/or third party-advised mutual funds to access asset classes or investment strategies if the Advisor believes that these vehicles are an efficient and/or cost-effective means of access.

reviews the asset allocations and holdings at least monthly, and may change these allocations when the Advisor believes it is appropriate to do so.

2) The second sentence of the third paragraph of the section of the prospectuses captioned "Principal Investment Strategies" is replaced with the following:

The Fund may invest up to 15% of its net assets in debt securities that, at the time of purchase, are rated below investment grade or are unrated but determined by the Advisor to be of comparable quality, which are commonly referred to as "junk bonds."

3) The last paragraph of the section of the prospectuses captioned "Principal Investment Strategies" is deleted in its entirety and replaced with the following:

The Advisor may sell investments to adjust the allocation of the Fund's assets; if the Advisor believes that an investment is no longer a suitable investment, or that other investments are more attractive; to meet redemption requests; or for other reasons.

4) Within the "FUNDimensions" informational box, "Investing in other funds risk" is added beneath the caption "Principal Risks".

5) The following paragraph is added to the section of the prospectuses captioned "Principal Risks":

Investing in Other Funds Risk - The performance of the funds, including exchange-traded funds, in which the Fund invests could be adversely affected if other entities that invest in the same funds make relatively large investments or redemptions in the funds. In addition, because the expenses and costs of the funds are shared by investors in the underlying fund, redemptions by other investors in the underlying fund could result in decreased economies of scale and increased operating expenses for the underlying funds. These transactions might also result in higher brokerage, tax or other costs for the Fund. This risk may be particularly important when one investor owns a substantial portion of any underlying fund. If an underlying fund pays fees to the Advisor or its affiliates, this could result in the Advisor having a potential conflict of interest in selecting the underlying funds in which the Fund invests or in determining the percentage of the Fund's investments allocated to each underlying fund. There are also circumstances in which the Advisor's fiduciary duties to the Fund may conflict with its fiduciary duties to the underlying funds for which it serves as investment manager.


Item 77E - Legal Proceedings:

Columbia Atlantic Funds

As of November 2009

Columbia Management Advisors, LLC and Columbia Management Distributors,
 Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $140 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $140 million in settlement amounts described above has been substantially distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007.

In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL''). Subsequently, additional related cases were transferred to the MDL.

On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia"), Columbia Funds Distributor, Inc. (now named Columbia Management Distributors, Inc.) (the "Distributor"), the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under
Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled Class B shareholders in certain Columbia Funds to an exemption from contingent deferred sales charges upon early redemption (the
"CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.


Item 77I/77Q1(d) - Terms of new or amended securities:

On April 21, 2009, a Form Type 497, Accession No. 0001193125-09-083277,
which included a supplement to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This supplement disclosed that, effective June 22, 2009 (the "Closing Date"), Class B shares of the Funds will be closed to purchase activity, with the exception of dividend reinvestment and exchanges from existing investors in a Fund's Class B shares as outlined below:

Effective on or about June 22, 2009 (the "Closing Date"), the Funds will no longer accept investments in Class B shares from new or existing investors, except from existing investors through Qualifying Transactions (as defined below). Shareholders with investments in Class B shares as of the Closing Date may continue to hold such shares until they convert to Class A shares. All Class B share characteristics, including the Rule 12b-1 distribution and service fees, contingent deferred sales charge (CDSC) schedule and conversion feature, remain unchanged.

On and after the Closing Date, the Funds will only offer Class B shares to existing investors and only through the following two types of transactions (collectively, "Qualifying Transactions"):

1.	Dividends and/or capital gain distributions may continue to be reinvested in Class B shares of the same Fund.

2.	Shareholders invested in Class B shares of a Fund may exchange those shares for Class B shares of other Funds offering such shares.

Any initial purchase request for a Fund's Class B shares will be rejected (other than through a Qualifying Transaction that is an exchange transaction).

Except for Qualifying Transactions and as described in the following paragraph, on and after the Closing Date, a Fund will treat any additional purchase requests for the Fund's Class B shares by an existing Class B shareholder, including those made through an active systematic investment plan or payroll deduction plan, to be purchase requests for Class A shares, without regard to the normal investment minimum for Class A shares. These investments will be subject to any applicable sales load for Class A shares. As described in a Fund's prospectus, for purposes of determining the applicable sales load, the value of an investor's account will be deemed to include the value of all applicable shares in eligible accounts, including a Class B share account. See the section within a Fund's prospectus entitled Choosing a Share Class - Class A Shares - Front-end Sales Charge for additional information. Investors should also consult their financial advisors for more information regarding Class A shares of the Fund.

Additional purchase requests for a Fund's Class B shares by an existing Class B shareholder, submitted by such shareholder's financial intermediary through the National Securities Clearing Corporation (the "NSCC"), will be rejected due to operational limitations of the NSCC. Investors should consult their financial advisor if they wish to invest in a Fund by purchasing a share class of the Fund other than Class B shares.

On July 13, 2009, a Form Type 485APOS, Accession No. 0001193125-09-147646,
an amendment to the registration statement of Columbia Funds Series
Trust I, was filed with the SEC. This amendment discloses the creation of a new class of shares, Class Y shares, of Columbia Large Cap Growth Fund, effective July 15, 2009, and describes the characteristics of the shares.

The Second Amended and Restated Plan pursuant to Rule 18f-3(d) for the Funds, dated June 13, 2009, is incorporated by reference to Post-Effective Amendment No. 91 to the Registration Statement of the Registrant on Form Type 485(b) filed on August 28, 2009, Accession No. 0001193125-09-183055.